Exhibit 99.1

ACM Research’s Operating Subsidiary ACM Research (Shanghai) Announces
Proposed Private Offering of Ordinary Shares

FREMONT, Calif., Jan. 25, 2024 (GlobeNewswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today announced that its operating subsidiary, ACM Research (Shanghai), Inc. (“ACM Shanghai”), intends to offer ordinary shares, subject to market conditions and other factors, in a private offering to qualified buyers, in compliance with the requirements of the China Securities Regulatory Commission (the “Private Offering”).

The gross proceeds of the proposed Private Offering of up to RMB 4.5B ($625 million) are intended to be used for research and development, capital expenditures and working capital. The proposed Private Offering is subject to the approval of ACM Shanghai’s shareholders, the review process by the Shanghai Stock Exchange, and the registration process by the China Securities Regulatory Commission.

The proposed Private Offering is for up to 43.6 million ordinary shares, or up to 10% of ACM Shanghai’s share capital prior to the Private Offering. ACM estimates its equity interest in ACM Shanghai would decline to approximately 74.6% from its current equity interest of 82.1% if the full number of shares are sold in the proposed Private Offering.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. ACM is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.  For more information, visit www.acmrcsh.com.

Forward-Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

© ACM Research, Inc. The ACM Research logo is trademark of ACM Research, Inc. For convenience, this trademark appears in this press release without a ™ symbol, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to such trademark.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Steven Pelayo
+1 (360) 808-5154
steven@blueshirtgroup.co

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
gary@blueshirtgroup.com